EXHIBIT 23.1




   The Board of Directors
   Johnson Worldwide Associates, Inc.:

             We consent to incorporation by reference in the registration statement on Form S-8 of Johnson Worldwide Associates, Inc. of our reports dated November 11, 1993, relating to the consolidated balance sheets of Johnson Worldwide Associates, Inc. and subsidiaries as of October 1, 1993 and October 2, 1992 and the related consolidated statements of operations, shareholders' equity and cash flows for each of the years in the three-year period ended October 1, 1993, and all related schedules, which reports are incorporated by reference or appear in the October 1,1993 annual report on Form 10-K of Johnson Worldwide Associates, Inc.


                                      KPMG PEAT MARWICK


   Milwaukee, Wisconsin
   August 1, 1994